Exhibit 99.1

EchoStar Announces Financial Results for Three and Twelve Months Ended
December 31, 2018

Englewood, CO, February 21, 2019—EchoStar Corporation (NASDAQ: SATS) today announced its financial results for the three and twelve months ended December 31, 2018.

Three Months Ended December 31, 2018 Financial Highlights:

•	Consolidated revenues of $531 million.

•
Consolidated net loss from continuing operations of $112 million, consolidated net loss attributable to EchoStar common stock of $112 million, and diluted loss per share of $1.17. Included in these amounts are net losses on investments of $46 million and a non-recurring impairment charge of $65 million. Excluding these items, diluted loss per share would have been $0.01.

•
Consolidated EBITDA of $85 million, including net losses on investments of $46 million and a non-recurring impairment charge of $65 million.  Excluding these items, EBITDA would have been $196 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Twelve Months Ended December 31, 2018 Financial Highlights:

•	Consolidated revenues of $2.1 billion.

•
Consolidated net loss from continuing operations of $39 million, consolidated net loss attributable to EchoStar common stock of $40 million, and diluted loss per share of $0.42. Included in these amounts are net losses on investments of $12 million and a non-recurring impairment charge of $65 million. Excluding these items, diluted earnings per share would have been $0.38.

•
Consolidated EBITDA of $757 million, including net losses on investments of $12 million and a non-recurring impairment charge of $65 million.  Excluding these items, EBITDA would have been $834 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Additional Highlights:

•	Cash, cash equivalents and current marketable investment securities of $3.2 billion as of December 31, 2018.

•	Approximately 1,361,000 Hughes broadband subscribers as of December 31, 2018.

Set forth below is a table highlighting certain of EchoStar’s segment results for the three and twelve months ended December 31, 2018 and 2017:

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Revenue
Hughes	$444,642	$405,775	$1,716,528	$1,477,918
EchoStar Satellite Services	81,873	96,459	358,058	392,244
Corporate and Other	4,146	3,814	16,777	15,346
Total	$530,661	$506,048	$2,091,363	$1,885,508

EBITDA
Hughes	$148,337	$132,529	$601,319	$475,222
EchoStar Satellite Services	69,269	73,412	308,058	315,285
Corporate and Other:
Corporate overhead, operating and other	(18,716)	(18,782)	(69,356)	(63,168)
Equity in earnings (losses) of unconsolidated affiliates, net	(3,303)	1,353	(5,954)	16,973
Gains (losses) on investments, net	(45,349)	22,789	(12,178)	55,027
Impairment of long lived assets	(65,220)	(4,762)	(65,220)	(4,762)
Sub-total	(132,588)	598	(152,708)	4,070
Total	$85,018	$206,539	$756,669	$794,577

Net income (loss) from continuing operations	$(111,648)	$311,759	$(38,633)	$384,980
Net income from discontinued operations	—	2,055	—	8,509
Net income (loss)	$(111,648)	$313,814	$(38,633)	$393,489

Expenditures for property and equipment from continuing operations	$139,888	$156,239	$477,617	$566,384

The following table reconciles GAAP to non-GAAP measurements.

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Net income (loss)	$(111,648)	$313,814	$(38,633)	$393,489

Interest income and expense, net	38,158	46,465	168,293	172,621
Income tax (benefit) provision, net	5,438	(293,359)	30,673	(284,286)
Depreciation and amortization	153,620	142,251	598,178	522,190
Net income from discontinued operations	—	(2,055)	—	(8,509)
Net income attributable to noncontrolling interests	(550)	(577)	(1,842)	(928)
EBITDA	$85,018	$206,539	$756,669	$794,577

Note on Use of Non-GAAP Financial Measures

EBITDA is defined as “Net income (loss)” excluding “Interest income and expense, net,” “Income tax provision (benefit), net,” “Depreciation and amortization,” “Net income (loss) from discontinued operations,” and “Net income (loss) attributable to noncontrolling interests.” EBITDA is not a measure determined in accordance with U.S. GAAP. EBITDA is reconciled to “Net income (loss)” in the table above and should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with U.S. GAAP. Our management uses this non-GAAP measure as a measure of operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes that this non-GAAP measure provides meaningful supplemental information regarding the underlying operating performance of our business and is appropriate to enhance an overall understanding of our financial performance. Management also believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.

The consolidated financial statements of EchoStar for the periods ended December 31, 2018 and 2017 are attached to this press release. Detailed financial data and other information are available in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2018 filed today with the Securities and Exchange Commission.

EchoStar will host its earnings conference call on Thursday, February 21, 2019 at 11:00 a.m. Eastern Time. The call-in numbers are (877) 815-1625 (toll-free) and (716) 247-5178 (international), Conference ID # 2185925.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward‑looking statements. Although management believes that the expectations reflected in these forward‑looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no responsibility for the accuracy of forward-looking statements or information or for updating forward-looking information or statements. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2018, as filed with the Securities and Exchange Commission and in the other documents EchoStar files with the Securities and Exchange Commission from time to time.

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Contact Information

EchoStar Investor Relations	EchoStar Media Relations
Deepak V. Dutt Phone: +1 301-428-1686 Email: deepak.dutt@echostar.com	Sharyn Nerenberg Phone: +1 301-428-7124 Email: sharyn.nerenberg@echostar.com

ECHOSTAR CORPORATION
Consolidated Balance Sheets
(In thousands, except per share amounts)

	As of December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$928,306	$2,431,456
Marketable investment securities, at fair value	2,282,152	814,161
Trade accounts receivable and contract assets, net	201,096	196,840
Trade accounts receivable - DISH Network	14,200	43,295
Inventory	75,379	83,595
Prepaids and deposits	61,177	54,533
Other current assets	18,539	91,671
Total current assets	3,580,849	3,715,551
Noncurrent assets:
Property and equipment, net	3,414,908	3,465,471
Regulatory authorizations, net	495,654	536,936
Goodwill	504,173	504,173
Other intangible assets, net	44,231	58,955
Investments in unconsolidated entities	262,473	161,427
Other receivables - DISH Network	95,114	92,687
Other noncurrent assets, net	263,892	214,814
Total noncurrent assets	5,080,445	5,034,463
Total assets	$8,661,294	$8,750,014
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$121,437	$108,406
Trade accounts payable - DISH Network	1,698	4,753
Current portion of long-term debt and capital lease obligations	959,577	40,631
Contract liabilities	72,284	65,959
Accrued interest	47,416	47,616
Accrued compensation	54,242	47,756
Accrued taxes	16,013	16,122
Accrued expenses and other	72,470	82,647
Total current liabilities	1,345,137	413,890
Noncurrent liabilities:
Long-term debt and capital lease obligations, net	2,573,204	3,594,213
Deferred tax liabilities, net	465,933	436,023
Other noncurrent liabilities	121,546	128,503
Total noncurrent liabilities	3,160,683	4,158,739
Total liabilities	4,505,820	4,572,629
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding at each of December 31, 2018 and 2017	—	—
Common stock, $0.001 par value, 4,000,000,000 shares authorized:
Class A common stock, $0.001 par value, 1,600,000,000 shares authorized, 54,142,566 shares issued and 47,657,645 shares outstanding at December 31, 2018 and 53,663,859 shares issued and 48,131,541 shares outstanding at December 31, 2017	54	54
Class B convertible common stock, $0.001 par value, 800,000,000 shares authorized, 47,687,039 shares issued and outstanding at each of December 31, 2018 and 2017	48	48
Class C convertible common stock, $0.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of December 31, 2018 and 2017	—	—
Class D common stock, $0.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of December 31, 2018 and 2017	—	—
Additional paid-in capital	3,702,522	3,669,461
Accumulated other comprehensive loss	(125,100)	(130,154)
Accumulated earnings	694,129	721,316
Treasury stock, at cost	(131,454)	(98,162)
Total EchoStar Corporation stockholders’ equity	4,140,199	4,162,563
Other noncontrolling interests	15,275	14,822
Total stockholders’ equity	4,155,474	4,177,385
Total liabilities and stockholders’ equity	$8,661,294	$8,750,014

ECHOSTAR CORPORATION
Consolidated Statements of Operations
(In thousands, except per share amounts)

	For the years ended December 31,
	2018	2017	2016
Revenue:
Services and other revenue - DISH Network	$378,694	$445,698	$463,442
Services and other revenue - other	1,507,259	1,200,321	1,100,828
Equipment revenue	205,410	239,489	246,196
Total revenue	2,091,363	1,885,508	1,810,466
Costs and expenses:
Cost of sales - services and other (exclusive of depreciation and amortization)	604,305	563,346	536,568
Cost of sales - equipment (exclusive of depreciation and amortization)	176,600	195,151	188,617
Selling, general and administrative expenses	436,247	366,007	325,044
Research and development expenses	27,570	31,745	31,170
Depreciation and amortization	598,178	522,190	432,904
Impairment of long-lived assets	65,220	10,762	—
Total costs and expenses	1,908,120	1,689,201	1,514,303
Operating income	183,243	196,307	296,163
Other income (expense):
Interest income	80,275	44,619	21,244
Interest expense, net of amounts capitalized	(248,568)	(217,240)	(123,481)
Gains (losses) on investments, net	(12,207)	53,453	9,767
Equity in earnings (losses) of unconsolidated affiliates, net	(5,954)	16,973	10,802
Other, net	(4,749)	6,582	2,131
Total other income (expense), net	(191,203)	(95,613)	(79,537)
Income (loss) from continuing operations before income taxes	(7,960)	100,694	216,626
Income tax benefit (provision), net	(30,673)	284,286	(80,254)
Net income (loss) from continuing operations	(38,633)	384,980	136,372
Net income from discontinued operations	—	8,509	44,320
Net income (loss)	(38,633)	393,489	180,692
Less: Net income attributable to noncontrolling interests	1,842	928	762
Net income (loss) attributable to EchoStar Corporation	(40,475)	392,561	179,930
Less: Net loss attributable to Hughes Retail Preferred Tracking Stock	—	(1,209)	(1,743)
Net income (loss) attributable to EchoStar Corporation common stock	$(40,475)	$393,770	$181,673

Earnings per share - Class A and B common stock:
Basic earnings (loss) from continuing operations per share	$(0.42)	$4.04	$1.46
Total basic earnings (loss) per share	$(0.42)	$4.13	$1.94
Diluted earnings (loss) from continuing operations per share	$(0.42)	$3.98	$1.45
Total diluted earnings (loss) per share	$(0.42)	$4.07	$1.92

ECHOSTAR CORPORATION
Consolidated Statements of Cash Flows
(In thousands)

	For the years ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income (loss)	$(38,633)	$393,489	$180,692
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	598,178	533,849	495,068
Impairment of long-lived assets	65,220	10,762	—
Equity in earnings of unconsolidated affiliates, net	6,037	(15,814)	(13,310)
Amortization of debt issuance costs	7,923	7,378	6,551
Gains and losses on investments, net	12,109	(53,453)	(9,767)
Stock-based compensation	9,990	10,103	15,234
Deferred tax provision (benefit)	26,327	(288,577)	98,148
Dividends received from unconsolidated entities	10,000	19,000	15,000
Proceeds from sale of trading securities	—	8,922	7,140
Changes in current assets and current liabilities, net:
Trade accounts receivable, net	(17,842)	421	(26,942)
Trade accounts receivable - DISH Network	29,188	235,227	(1,456)
Inventory	5,650	(19,291)	(4,814)
Other current assets	(16,261)	(15,352)	2,263
Trade accounts payable	9,562	(78,419)	(24,571)
Trade accounts payable - DISH Network	(3,055)	731	(19,650)
Accrued expenses and other	23,105	11,993	55,998
Changes in noncurrent assets and noncurrent liabilities, net	(5,070)	(36,975)	9,459
Other, net	12,094	2,898	18,300
Net cash flows from operating activities	734,522	726,892	803,343
Cash flows from investing activities:
Purchases of marketable investment securities	(2,973,254)	(855,717)	(921,247)
Sales and maturities of marketable investment securities	1,498,463	580,235	1,009,310
Expenditures for property and equipment	(555,141)	(583,211)	(722,341)
Refunds and other receipts related to property and equipment	77,524	4,311	24,087
Sale of investment in unconsolidated entity	1,558	17,781	—
Expenditures for externally marketed software	(31,639)	(31,331)	(23,252)
Investments in unconsolidated entities	(115,991)	—	(1,636)
Other, net	—	—	2,880
Net cash flows from investing activities	(2,098,480)	(867,932)	(632,199)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	—	1,500,000
Payments of debt issuance costs	—	(414)	(7,097)
Repurchase of the 2019 Senior Secured Notes (Note 12)	(70,173)	—	—
Purchase of treasury shares (Note 14)	(33,292)	—	—
Repayment of debt and capital lease obligations	(41,019)	(37,670)	(40,364)
Net proceeds from Class A common stock options exercised	4,424	35,536	13,065
Net proceeds from Class A common stock issued under the Employee Stock Purchase Plan	9,368	8,758	14,367
Repayment of in-orbit incentive obligations	(5,350)	(5,487)	(5,499)
Cash exchanged for Tracking Stock (Note 1)	—	(651)	—
Other, net	(521)	—	1,217
Net cash flows from financing activities	(136,563)	72	1,475,689
Effect of exchange rates on cash and cash equivalents	(2,233)	1,351	138
Net increase (decrease) in cash and cash equivalents	(1,502,754)	(139,617)	1,646,971
Cash and cash equivalents, including restricted amounts, beginning of period	2,432,249	2,571,866	924,895
Cash and cash equivalents, including restricted amounts, end of period	$929,495	$2,432,249	$2,571,866

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$240,596	$207,617	$78,312
Cash paid for income taxes	$5,209	$11,033	$11,700